U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2006

SYNTHETIC BLOOD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

New Jersey	22-3067701
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, California 92626
(Address of principal executive offices)

714-427-6363
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Synthetic Blood International, Inc., has previously stated in its periodic reports and other filings with the Securities and Exchange Commission that we do not have the working capital necessary to fund our current operations in fiscal year 2007. We need financing immediately to cover administrative expenses and on-going expenses of testing Oxycyte. Management is actively seeking additional sources of equity and/or debt financing; however there is no assurance that any additional funding will be available.

As of the date of this filing we have not obtained sufficient financing to continue funding our administrative and other operational expenses. Consequently, we do not have the working capital to pay our staff. Therefore, we temporarily laid off our employees at the beginning of October 2006. We believe that we will be able to re-hire our staff if additional financing can be arranged prior to the end of October; however there can be no assurance that our employees will not seek and obtain alternative employment at any time.

The brain injury trial we were conducting has been completed and there are no other clinical trials in progress. We believe our relationships with our vendors are cordial and no vendor has indicated an immediate demand for payment at this time.

Our plan at the present time is to conserve what limited resources we have for covering the costs of preparing and filing periodic reports with the Securities and Exchange Commission while we continue our search for financing with which to fund our administrative expenses and pursue testing of Oxycyte. There is no assurance we will be able to obtain additional financing to meet our needs and be able to resume our program for testing Oxycyte at any time in the foreseeable future.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BLOOD INTERNATIONAL, INC.

Date: October 10, 2006	By:	/s/ Robert W. Nicora
Robert W. Nicora, President